Exhibit 99.1

GrowGeneration Acquires Aqua Serene, Expands Footprint in Oregon’s Southern “Green Belt”

Acquisition Brings Number of GrowGen Locations Nationwide to 57

DENVER, July 20, 2021 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Aqua Serene, a southern Oregon-based hydroponic garden center with stores in Eugene and Ashland, Oregon.  Aqua Serene is one of Oregon’s largest indoor/outdoor garden center, with revenue of over $14 million annually.

“As the country’s fourth largest legal cannabis market, Oregon continues to be a critical market for GrowGeneration,” said Darren Lampert, GrowGen’s CEO. “The Oregon market, in particular, represents tremendous market potential, with over thirteen hundred recreational producer cultivation licenses in the state. GrowGen is proud to expand its presence in the area through the acquisition of highly respected and leading hydroponics stores such as Aqua Serene. “

Aqua Serene has provided Oregon growers with specialty hydroponic supplies and professional horticultural consultation services for over two decades. The Aqua Serene team of  10 employees will join GrowGen’s team of over 600 grow professionals as part of the transaction.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 57 stores, which include 20 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 2 locations in Nevada, 2 locations in Washington, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts.

GrowGen also operates an online superstore for cultivators atgrowgeneration.com and B2B platform, www.agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers~~.~~

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at:www.sec.gov, and on the company’s website, at:www.growgeneration.com.

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
415-309-0230
john.evans@growgeneration.com

Connect:
Website: www.GrowGeneration.com
Instagram: growgen
Facebook: GrowGenerationCorp
Twitter: @GrowGenCorp

SOURCE GrowGeneration